As filed with the Securities and Exchange Commission on May 6, 1998

                                                      Registration No. 333-50521
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                               Amendment No. 1 to
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                             PRICE ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


            Maryland                                            33-0628740
  (State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                         Identification Number)

                                   ----------

                              4649 Morena Boulevard
                           San Diego, California 92117
                                 (619) 581-4530
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------


               JACK MCGRORY                                  Copies to:
   President and Chief Executive Officer                SCOTT N. WOLFE, ESQ.
           4649 Morena Boulevard                          Latham & Watkins
        San Diego, California 92117                  701 "B" Street, Suite 2100
              (619) 581-4530                         San Diego, California 92101
    (Name, address, including zip code,                    (619) 236-1234
and telephone number, including area code,
           of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                          Proposed               Proposed
                                                   Amount                  Maximum                Maximum               Amount of
                Title of Shares                     to be                 Aggregate              Aggregate            Registration
               to be Registered                  Registered          Price Per Share(1)      Offering Price(1)            Fee(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value...........         1,500,000                $19.094              $28,641,500              $8,450
====================================================================================================================================


(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457, and based on a per share price of $19.094, the average of the high and low prices of the Company's common stock as reported on The Nasdaq Stock Market on April 16, 1998.


(2)  Previously paid.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
                                  Page 1 of 18
                            Exhibit Index on Page 15

PROSPECTUS
                             PRICE ENTERPRISES, INC.

          1,500,000 Shares of Common Stock, Par Value $.0001 Per Share

     This Prospectus relates to 1,500,000 shares of common stock, par value $.0001 per share (the "Common Stock"), of Price Enterprises, Inc., a Maryland corporation (the "Company"), which may be offered from time to time by certain stockholders of the Company (such holders being hereinafter described as the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock to be registered hereunder are hereinafter referred to as the "Securities."

     All of the Securities are to be offered for the account of the Selling Stockholders. The Selling Stockholders, directly or through agents, dealers or underwriters, may offer and sell from time to time all or any part of the Securities held by each of them in amounts and on terms to be determined or at quoted prices then prevailing on The Nasdaq Stock Market. To the extent required, the amounts of the Securities to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the Securities. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

     The Company will not receive any of the proceeds from the sale of the Securities.

     The Company will pay all costs of the registration of the Securities, and the Selling Stockholders have agreed to reimburse the Company for such costs. Such costs, fees and disbursements are estimated to be approximately $26,000.

     The Common Stock to be registered hereunder is listed for trading on The Nasdaq Stock Market under the symbol "PREN."

                                   ----------

    The shares of Common Stock offered hereby involve a high degree of risk.
                See "Risk Factors" at page 7 of this Prospectus.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
         ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

                                   ----------


                   The date of this Prospectus is May 6, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic reports, proxy statements and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov). In addition, the Common Stock is listed on The Nasdaq Stock Market and similar information concerning the Company can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

     (a)(1)    Annual  Report on Form 10-K for the fiscal year ended  August 31,
               1997;

     (a)(2) Annual Report on Form 10-K for the transition period ended December 31, 1997;

     (b)(1)    Quarterly  Report on Form 10-Q for the quarter ended December 22,
               1996;

     (b)(2)    Quarterly  Report on Form 10-Q for the  quarter  ended  March 16,
               1997;

     (b)(3)    Quarterly Report on Form 10-Q for the quarter ended June 8, 1997;

     (c) Current Report on Form 8-K filed September 12, 1997, as amended by Amendment No. 1 to Form 8-K filed October 14, 1997;

     (d) Definitive Proxy Materials for the Company's Annual Meeting of Stockholders held December 16, 1997;

     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's transition period ended December 31, 1997; and

     (f) The description of the Common Stock set forth in the Registration Statement on Form S-4 dated September 15, 1994, as amended by Amendment No. 1 to Form S-4 filed November 3, 1994 and Amendment No. 2 to Form S-4 dated November 17, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any or all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) will be provided without charge to any person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request. Requests for such copies should be addressed to the Secretary of the Company, 4649 Morena Boulevard, San Diego, California 92117 (telephone number: (619) 581-4530).

                                   THE COMPANY

     This Prospectus contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which provides a new "safe harbor" for these types of statements. To the extent statements in this Prospectus involve, without limitation, the Company's expectations for growth, estimates of future revenue, expenses, profit, cash flow, balance sheet items or any other guidance on future periods, these statements are forward-looking statements. Forward-looking statements contain risks and uncertainties which include those identified in this Prospectus and other risks identified from time to time in the Company's filings with the Securities and Exchange Commission, press releases and other communications. The Company assumes no obligation to update forward-looking statements.

     The Company's principal business is acquiring, developing, operating, managing and leasing real property. The Company's current portfolio is substantially comprised of commercial rental properties including shopping centers and "power centers" leased to major retail tenants such as Costco, The Sports Authority, The Home Depot, Kmart, Marshalls, PetsMart and Borders Books. As of December 31, 1997, the Company owned 27 real estate properties and held one property pursuant to a 22-year ground lease, which have an aggregate net book value of $353 million. Approximately 59% of annual minimum rents are derived from tenants with investment grade credit ratings.

     The Company's business strategy is to continue to enhance the value and operating income of the Company's portfolio by, among other things, completing the development and leasing of existing properties and acquiring new investment properties. In making new real estate investments, the Company intends to continue to place emphasis on acquiring well-located income-producing commercial properties, principally occupied by credit rated tenants in the western and northeastern United States, with attractive yields and potential for increases in income and capital appreciation. The Company also may take advantage of attractive investments in other geographic areas and product types in order to enhance stockholder value. The Company also may participate in public-private partnerships to acquire and develop or redevelop properties in major cities. In addition, the Company will from time to time consider the disposition or exchange of existing investments in order to improve its investment portfolio or increase its funds from operations. The Company's management continuously reviews the Company's properties and attempts to develop appropriate programs to renovate and modernize its properties in order to improve funds from operations and property values. The Company's investment and portfolio management objective is to maximize funds from operations and distributions to stockholders. The Company also currently owns and operates a self storage business, "Price Self Storage," with one facility open in San Diego, California. The Company has decided to expand the self storage business on a limited basis.

     The Company provides property management directly for all of its properties. Self-management enables the Company to more closely control leasing and property management. Internal property management also provides the Company opportunities for operating efficiencies by enabling it to acquire additional properties without proportionate increases in property management expenses. The Company's property management program is implemented by property management and leasing professionals located in offices in San Diego, California, Fairfax, Virginia and White Plains, New York.

     The Company's executive offices are located at 4649 Morena Boulevard, San Diego, California 92117, and its telephone number is (619) 581-4530. The Company is incorporated under the laws of the State of Maryland.


                              RECENT DEVELOPMENTS

     On May 1, 1998, the Company acquired a four-building 300,000 square foot office complex in Sacramento, California. The project, completed in 1995, is fully occupied under long-term leases by two AT&T subsidiaries and Level One Communications, Inc. The all-cash purchase price of $35,551,000 was approximately 8% below the value determined by an independently prepared appraisal commissioned by the Company. The Company funded the acquisition through available cash and an advance of $14,575,000 under its $75,000,000 unsecured revolving credit facility with Union Bank of Switzerland.

     The Company acquired the office complex from a partnership controlled by Sol Price. Sol Price is a significant stockholder of the Company and the father of Robert E. Price, the Company's Chairman of the Board. Sol Price and Robert Price are directors of the Price Family Charitable Fund and trustees of the Price Family Charitable Trust and the Price Charitable Remainder Trust. The
Price Family Charitable Fund, the Price Family Charitable Trust and the Price Charitable Remainder Trust are the Selling Stockholders listed herein. See "Selling Stockholders." As of December 31, 1997 Sol Price and Robert E. Price beneficially owned an aggregate of approximately 11.2 million shares, or 47.1% of the outstanding Common Stock of the Company. See "Risk Factors - Control by Directors and Executive Officers."

                                  RISK FACTORS

     Economic Performance and Value of Centers Dependent on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climates, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance, and increased operating costs. In recent years, there has been a proliferation of new retailers and a growing consumer preference for value-oriented shopping alternatives that have, among other factors, heightened competitive pressures. In certain areas of the country, there may also be an oversupply of retail space. As a consequence, many companies in all sectors of the retailing industry have encountered significant financial difficulties. A substantial portion of the Company's income is derived from rental revenues from retailers in community shopping centers and power centers. Accordingly, no assurance can be given that the Company's financial results will not be adversely affected by these developments in the retail industry.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds available for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

     Illiquidity of Real Estate Investments. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, to the extent the properties are not subject to triple net leases, certain significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution would be adversely affected.

     Risk of Bankruptcy of Major Tenants. The bankruptcy or insolvency of a major tenant or a number of smaller tenants may have an adverse impact on the properties affected and on the income produced by such properties. Under bankruptcy law, a tenant has the option of assuming (continuing) or rejecting (terminating) any unexpired lease. If the tenant assumes its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant rejects the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payments or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

     Reliance on Major Tenants. As of December 31, 1997, the Company's largest tenant was Costco which accounted for approximately 19.1% of the Company's total annual minimum rent revenue as of such date. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by such tenant, or any other major tenant of the Company, including a bankruptcy, insolvency or general downturn in business of any such tenant or in the event any such tenant does not renew its leases as they expire.


     Control by Directors and Executive Officers. Robert E. Price, who is Chairman of the Board, and Sol Price, a significant stockholder of the Company and the father of Robert E. Price, beneficially owned as of December 31, 1997 an aggregate of approximately 11.2 million shares, or 47.1% of the outstanding Common Stock of the Company. If all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus is a part were sold to unaffiliated third parties, Robert E. Price and Sol Price would beneficially own 29% of the outstanding Common Stock of the Company. As a result, these stockholders will effectively control the outcome of all matters submitted to the Company's stockholders for approval, including the election of directors. In addition, such ownership could discourage acquisition of the Company's Common Stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of the Company's Common Stock.

     Competition for Acquisition of Real Estate. The Company faces competition in the acquisition, operation and sale of its properties. Such competition can be expected from other businesses, individuals, fiduciary accounts and plans and other entities engaged in real estate investment. Some of the Company's competitors are larger and have greater financial resources than the Company. This competition may result in a higher cost for properties the Company wishes to purchase. The tenants leasing the Company's properties generally face significant competition from other operators. This may result in an adverse impact on that portion, if any, of the rental stream to be paid to the Company based on a tenant's revenues and also may adversely impact the tenant's results of operations or financial condition.

     Environmental Risks. Under various Federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property, or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

     Taxation of the Company. The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the four months ended December 31, 1997. To maintain its status as a REIT for Federal income tax purposes, the Company generally is required each year to distribute to its stockholders at least 95% of its taxable income. In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain income for the calendar year and any amount of such taxable income that was not distributed in prior years. As long as the Company meets the requirements under the Code, for qualification as a REIT each year, the Company will be entitled to a deduction when calculating its taxable income for dividends paid to its stockholders. For the Company to qualify as a REIT, however, certain detailed technical requirements must be met (including certain income, asset and stock ownership tests) under Code provisions for which, in many cases, there are only limited judicial or administrative interpretations. Although the Company intends to operate so that it will continue to qualify as a REIT, the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the Company's circumstances preclude any assurance that the Company will so qualify in any year. For any taxable year that the Company fails to qualify as a REIT, it would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, distributions to stockholders would be substantially reduced and could be eliminated because of the Company's increased tax liability. Should the Company's qualification as a REIT terminate, the Company may not be able to elect to be treated as a REIT for the subsequent five-year period, which would substantially reduce and could eliminate distributions to stockholders for the years involved.

                              SELLING STOCKHOLDERS

     All of the Securities offered hereby will be sold for the account of the Selling Stockholders. Information regarding the Selling Stockholders is set forth in the following table.

                         Shares of Common        Shares of Common       Shares of Common            Percent of
 Registered                Stock Owned          Stock Being Offered        Stock Owned             Common Stock
 Owners                 Prior to Offering        for Stockholders       After Offering(1)      Owned After Offering
 ------                 -----------------        ----------------       --------------         --------------------
The Price Family            2,622,580                 400,000               2,222,580                  9.36
Charitable Fund

The Price                     610,490                 300,000                310,490                   1.30
Charitable
Remainder Trust

The Price Family            5,165,170                 800,000               4,365,170                 18.39
Charitable Trust

(1) Assumes the sale of all shares offered hereby to persons who are not affiliates of the Selling Stockholders.



     None of the Selling Stockholders has any position, office or other material relationship with the Company or any of its affiliates (or had any such position, office or material relationship within the past three years), except that (i) Robert E. Price, the Chairman of the Company, James F. Cahill, a director of the Company, and Sol Price, a significant stockholder of the Company and father of Robert E. Price, are directors of The Price Family Charitable Fund, (ii) Robert E. Price and Sol Price are trustees of The Price Charitable Remainder Trust, and (iii) Robert E. Price and Sol Price are trustees of The Price Family Charitable Trust. In addition, on May 1, 1998, the Company recently purchased an office complex in Sacramento, California from a partnership controlled by Sol Price for $35,551,000. See "Recent Developments."


                              PLAN OF DISTRIBUTION

     The Company is registering the shares of Common Stock offered by the Selling Stockholders hereunder pursuant to an agreement among the Company and Selling Stockholders. Pursuant to such agreement, the Selling Stockholders have agreed to reimburse the Company for its expenses in connection with this registration.

     The shares of Common Stock offered hereunder may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on The Nasdaq Stock Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions at prices determined by the parties thereto. The shares of Common Stock may be sold to or through one or more broker-dealers acting as agent or principal in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions, privately negotiated transactions, short sales or otherwise, or in any combination of transactions.

     In connection with any transaction involving the Common Stock, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting documents or commissions under the Act.

     Any or all of the sales or other transactions involving the Common Stock described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any shares of Common Stock that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     To comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

                                     EXPERTS

The financial statements of the Company appearing in the Company's Transition Report (Form 10-K) for the period ended December 31, 1997 and Annual Report (Form 10-K) for the year ended August 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed interim financial information for the quarters ended December 22, 1996, March 16, 1997 and June 8, 1997, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Reports on Form 10-Q for the quarters ended December 22, 1996, March 16, 1997 and June 8, 1997 and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Piper & Marbury LLP, Baltimore, Maryland.

================================================================================

     No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer by the Company to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been any change in the affairs of the Company since the date hereof or that the information contained herein is correct or complete as of any time subsequent to the date hereof.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information........................................................  4

Incorporation of Certain
    Documents by Reference...................................................  4

The Company..................................................................  6

Risk Factors.................................................................  7

Selling Stockholders.........................................................  9

Plan of Distribution ........................................................  9

Experts...................................................................... 10

Legal Matters................................................................ 10

================================================================================



================================================================================



                                1,500,000 Shares



                             Price Enterprises, Inc.



                                  Common Stock



                                   ----------



                               P R O S P E C T U S



                                   ----------




                                   May 6, 1998




================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemized statement of expenses to be incurred in connection with this Registration Statement. All such expenses will be paid by the Company. The Selling Stockholders have agreed to reimburse the Company for such expenses.


     Securities and Exchange Commission registration fee............  $ 8,450
     Blue Sky fees and expenses.....................................    2,000
     Public accountants' fees.......................................    5,000
     Company legal fees and expenses................................   10,000
     Miscellaneous expenses.........................................      550

               TOTAL................................................  $26,000
                                                                      =======


All of the above items except the registration fee are estimates.

Item 15. Indemnification of Directors and Officers.

     The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporate Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceedings and (i) was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

      5.1      Opinion of Piper & Marbury LLP.

     15.1      Letter Regarding Unaudited Financial Informatiom.

     23.1      Consent of Piper & Marbury LLP (included in Exhibit 5.1 hereto).

     23.2      Consent of Ernst & Young LLP.

     24.1      Power of Attorney (included on signature page hereto).

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 5th day of May, 1998.

                                   PRICE ENTERPRISES, INC.


                                   By:/S/ JACK MCGRORY
                                      -----------------------------------------
                                          Jack McGrory
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                               Date

/S/ ROBERT E. PRICE*          Chairman                            May 5, 1998
-----------------------
Robert E. Price

/S/ JACK MCGRORY              President, Chief Executive          May 5, 1998
-----------------------       Officer and Director
Jack McGrory

/S/ PAUL A. PETERSON*         Vice Chairman of the Board          May 5, 1998
-----------------------
Paul A. Peterson

/S/ GARY W. NIELSON*          Executive Vice President            May 5, 1998
-----------------------       and Chief Financial Officer
Gary W. Nielson

/S/ JAMES F. CAHILL*          Director                            May 5, 1998
-----------------------
James F. Cahill

/S/ ANNE L. EVANS*            Director                            May 5, 1998
-----------------------
Anne L. Evans

/S/ MURRAY L. GALINSON*       Director                            May 5, 1998
-----------------------
Murray L. Galinson

* By: /s/ JACK MCGRORY
      -----------------
      Jack McGrory
      Attorney-in-fact

                                  EXHIBIT INDEX

     The following exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.

Exhibit No.         Description


 5.1(1)             Opinion of Piper & Marbury LLP

15.1(2)             Letter Regarding Unaudited Financial Information

23.1(1) Consent of Piper & Marbury LLP (included in Exhibit 5.1 hereto).

23.2(2)             Consent of Ernst & Young LLP.

24.1(1)             Power of Attorney

----------
(1)  Previously filed

(2)  Filed herewith